Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Exhibit 10.4

CONFIDENTIAL

AMENDMENT NO. 1 TO SALE AND ASSIGNMENT AGREEMENT

This Amendment No. 1 to Sale and Assignment Agreement (this “Agreement”), is in effect as of the Effective Date of the Sale and Assignment Agreement, and is by and between ProMab Biotechnologies, Inc., having an address at 2600 Hilltop Drive, Richmond, CA 94806 (“ProMab”), and Caribou Biosciences, Inc., having a place of business at 2929 7th Street, Suite 105, Berkeley, CA 94710 USA (“Caribou”). Capitalized terms not defined herein shall have the meanings set forth in the Sale and Assignment Agreement, having an Effective Date of January 31, 2020 (the “Agreement”).

WHEREAS, the Parties entered into the Agreement, wherein Caribou took assignment of all right, title, and interest in PMC 306 and the Assigned Patent Rights;

WHEREAS, the Parties would like to correct certain typographical errors and otherwise amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Section 1.6 is hereby deleted in its entirety and replaced with the following Section 1.6:

“1.6 “Net Sales” means, with respect to any and all Products, gross invoiced amounts for Products sold by Caribou, its Affiliates, its licensees, and any direct and indirect sublicensees thereof, to Third Parties, less applicable [***].”

2. Section 2.4 is hereby deleted in its entirety and replaced with the following Section 2.4:

“2.4 Covenant Not to Sue. Additionally, ProMab hereby covenants not to sue Caribou, its Affiliates, its licensees, and any direct and indirect sublicensees thereof, during the Term in the event that a Product or the use, manufacture, sale, offer for sale, importation, or exportation thereof infringes any intellectual property Controlled by ProMab. This covenant not to sue shall be transferable to and for the benefit of an assignee of this Agreement by Caribou upon assignment of this Agreement as set forth in Section 9.2 and shall be binding with respect to any assignee of ProMab upon assignment of this Agreement by ProMab as set forth in Section 9.2.”

3. Section 3.3 is hereby deleted in its entirety and replaced with the following Section 3.3:

“3.3 Calendar Quarter Reports. Within [***] calendar days after the end of each Calendar Quarter during the Term, Caribou shall deliver to ProMab (a) a detailed report specifying in the aggregate (i) total invoiced amounts to Third Parties for Products by Caribou, its Affiliates, its licensees, and any direct and indirect sublicensees thereof; and (ii) amounts deducted by category (as defined in Section 1.6) from gross invoiced amounts to calculate Net Sales of Products; and (b) payment of royalties due.”

4. New Section 3.7 is hereby added:

“3.7 Collection Costs. In addition to the interest on late payments set forth in Section 3.7, in the event that Caribou has Net Sales on Products and does not pay royalties on such Net Sales when due, unless there is a valid dispute as to the amount of royalties due, ProMab may institute collection proceedings against Caribou after providing [***] written notice to Caribou in the event that Caribou does not pay such royalties due within [***] thereafter. Caribou shall reimburse ProMab for its out-of-pocket costs in pursuing collection of the royalties due.”

5. Section 8.3 is hereby deleted in its entirety.

6. Except as explicitly amended above, all other terms of the Agreement remain in full force and effect, and the Parties hereby ratify the Agreement as amended herein.

7. This Amendment No. 1 to Sales and Assignment Agreement may be executed in any number of counterparts, including facsimile or scanned PDF documents. Each such counterpart, facsimile or scanned PDF document shall be deemed an original instrument, and all of which, together, shall constitute one and the same executed document.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to Sale and Assignment Agreement by their duly authorized representatives as of the Effective Date set forth above.

ProMab Biotechnologies, Inc.		Caribou Biosciences, Inc.

By:	/s/ John Wu	By:	/s/ Rachel E. Haurwitz
Name:	John Wu, Ph.D.	Name:	Rachel E. Haurwitz, Ph.D.
Title:	Chief Executive Officer	Title:	President & Chief Executive Officer